Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS AGREEMENT is entered into as of June 29, 2007 (“Closing Date”) but effective as of the Closing Effective Date (defined below), by and among Call Command, Inc., a Delaware corporation (“Buyer”), Autobytel Inc., a Delaware corporation (“Seller”), and Retention Performance Marketing, Inc., a Delaware corporation (the “Company”).

RECITALS:

A. Seller is the owner of 100 issued and outstanding shares of Common Stock, $0.001 par value (the “Stock”) of the Company; and

B. Buyer desires to purchase all of such Stock from Seller, and Seller desires to sell such Stock to Buyer in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the covenants, warranties and mutual agreements herein set forth and in reliance upon the representations and warranties contained herein, the parties do hereby agree as follows:

1. Purchase and Sale of the Stock.

1.1 Price of Stock. Seller shall sell and Buyer shall purchase, all of the Stock for a total purchase price of Seven Million Dollars ($7,000,000), as adjusted for the Closing Working Capital as set forth in Section 1.3 (the “Purchase Price”).

1.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur at the offices of Keating, Muething & Klekamp, PLL 9:00 am EST on the Closing Date, provided that the effective time and date of the Closing shall be the close of business on June 30, 2007 (the “Closing Effective Date”).

1.3 Working Capital Adjustment to Purchase Price.

(a) The Purchase Price shall be increased or decreased, as the case may be, dollar for dollar to the extent that Working Capital of the Company as of the Closing Effective Date (“Closing Working Capital”) is greater than or less than zero. The term “Working Capital” shall mean current assets less current liabilities as determined in accordance with the methodology and procedures set forth on Exhibit A attached hereto and incorporated herein by reference (“Working Capital Calculation Schedule”).

(b) Based on the Most Recent Balance Sheet (as defined below), for purposes of payments delivered at the Closing, the parties have estimated the Closing Working Capital to be Six Hundred Sixty Thousand Eight Hundred Forty Dollars ($660,840) (“Estimated Closing Working Capital”), resulting in an adjusted Purchase Price payable at Closing of Seven Million Six Hundred Sixty Thousand Eight Hundred Forty Dollars ($7,660,840) (“Adjusted Purchase Price”). Buyer is hereby electing to perform a Working Capital Examination in accordance with Section 1.3(c), and therefore the amount of the definitive Closing Working Capital will be determined in accordance with Section 1.3(c). The parties acknowledge that the methodology and inclusions and exclusions used with respect to computing the amount of

Estimated Closing Working Capital is not determinative of the computation of Closing Working Capital; it being agreed that the terms of Exhibit A shall apply in determining Closing Working Capital.

(c) Buyer shall conduct an examination of the Company’s books and records for the purpose of determining the definitive Closing Working Capital (“Working Capital Examination”). The Working Capital Examination shall be completed no later than sixty (60) days after the Closing Effective Date. The determination of the Closing Working Capital shall be made using the methodologies and procedures set forth in the Working Capital Calculations Schedule. At Buyer’s discretion and expense, the Working Capital Examination may include an audit performed by a third party accounting firm selected by Buyer and, in such case, Seller shall provide reasonable cooperation to such auditors in connection with the Working Capital Examination. As soon as practicable after the completion of the Working Capital Examination, but in no event later than five (5) business days after completion of the Working Capital Examination, Buyer shall provide to Seller the results of the Working Capital Examination, including Buyer’s proposed Closing Working Capital, together with all supporting materials and data (the “Examination Notice”). If Seller does not accept Buyer’s proposed Closing Working Capital (“Examined Working Capital”), (i) Seller shall deliver written notice (the “Seller Notice”) thereof to Buyer no later than fifteen (15) days after the date of the Examination Notice, (ii) upon reasonable written notice, Buyer and the Company shall afford Seller and its accountants, counsel, and other representatives reasonable access during normal business hours to the Company’s books and records for the sole purposes of allowing them to review the Examined Working Capital, and (iii) Buyer and Seller shall cooperate in good faith to resolve any disagreements among them within fifteen (15) days after the delivery of the Seller Notice to Buyer. For purposes of this Section 1.3(c), if the Seller Notice is not timely delivered within such fifteen (15) day period, other than by reason of Buyer’s failure to provide reasonable access to the Company’s books and records, then the amount of the Examined Working Capital shall be deemed the definitive Closing Working Capital. Notwithstanding any provision of this Agreement, if Buyer and Seller cannot resolve their differences within fifteen (15) days after the date of the Seller Notice, then the parties have selected Deloitte & Touche to resolve the matter as promptly as possible, but in no event later than thirty (30) days after commencement of such accounting firm’s engagement, and the conclusion of such accounting firm shall be final and binding on the parties. The fees and expenses of such accounting firm shall be shared equally between Buyer and Seller.

(d) If the definitive Closing Working Capital, as determined pursuant to Section 1.3(c), (i) is lower than the Estimated Working Capital, then within three (3) business days of the determination of the definitive Closing Working Capital Buyer and Seller shall jointly instruct the Escrow Agent in writing to distribute the difference between the Estimated Working Capital and the definitive Closing Working Capital to Buyer from the Escrow (as defined in Section 1.5 below) (together with the interest that has been earned on such difference from the Escrow Account from the Closing Effective Date to the payment date); or (ii) is higher than the Estimated Working Capital, then such difference shall be paid by Buyer to Seller within three (3) business days of the date the definitive Closing Working Capital is determined, such payment to be made by wire transfer of immediately available funds (together with interest on such difference based on the Escrow interest rate as if such amount had been deposited into the Escrow as of the Closing Effective Date). The Seller Threshold described in Section 5.2(c) shall not apply to any amount that may be due by Seller to Buyer under this Section.

1.4 Manner of Payment/Delivery of Shares. Simultaneous with the execution of this Agreement, Seller shall deliver to Buyer its certificate for the Stock, duly endorsed for transfer with signatures guaranteed or accompanied by duly executed stock transfer powers. Simultaneous with the execution of this Agreement, Buyer shall pay the Purchase Price by wire transfer of immediately available funds as follows:

(a) Adjusted Purchase Price (as defined in Section 1.3(b)) less the Escrow Amount to Seller;

(b) Five Hundred Thousand Dollars ($500,000.00) (the “Escrow Amount”) to LaSalle Bank National Association (“Escrow Agent”) at the Closing to be held in escrow (the “Escrow”) and distributed in accordance with the terms and conditions of Section 1.5 below and the Escrow Agreement in the form attached hereto as Exhibit B and incorporated herein (“Escrow Agreement”). The Escrow Agent’s fees shall be shared equally by Buyer and Seller.

1.5 Escrow. Pursuant to the Escrow Agreement, the Escrow Agent shall pay to the Buyer from the Escrow Amount (i) any amount to be paid to Buyer pursuant to Section 1.3 arising from the determination of the definitive Closing Working Capital; and (ii) the amount of any indemnification obligation due and payable by Seller pursuant to this Agreement. The parties hereby covenant to direct the Escrow Agent to distribute the Escrow Amount under the Escrow Agreement as follows:

(i) An amount equal to the amount, if any, determined to be due to Buyer upon determination of the definitive Closing Working Capital pursuant to Section 1.3 (plus interest earned on said funds from the Escrow), shall be distributed to Buyer within three (3) business days subsequent to the date that the definitive Closing Working Capital is determined pursuant to Section 1.3;

(ii) An amount equal to one-half (1/2) of the Escrow Amount less the amount, if any, determined to be due to Buyer upon determination of the definitive Closing Working Capital pursuant to Section 1.3 (plus interest earned on said funds from the Escrow), shall be distributed to Seller within three (3) business days subsequent to the date that the definitive Closing Working Capital is determined pursuant to Section 1.3;

(iii) An amount necessary to satisfy Seller’s indemnification claims under this Agreement, if any, shall be distributed to Buyer as said claims are finally resolved and are due and payable by Seller according to the indemnification terms of this Agreement;

(iv) All remaining funds in the Escrow on December 24, 2007 (plus interest earned on said funds from the Escrow), less the amount of pending indemnification claims made by Buyer against said funds on or before December 24, 2007 in accordance with the provisions of this Agreement, shall be distributed to Seller within three (3) business days subsequent to December 24, 2007; and

(v) Any funds remaining in the Escrow resulting from any pending indemnification claims made by Buyer on or prior to December 24, 2007 shall be distributed to the party entitled to such funds (plus interest earned on said funds from the Escrow) upon final resolution of the applicable indemnification claim within three (3) business days of the final resolution of the claim in accordance with this Agreement.

2. Representations and Warranties of Seller. Except as set forth on Exhibit C attached hereto which is incorporated herein by reference (“Disclosure Schedule”), Seller hereby represents and warrants to Buyer as follows as of the Closing Effective Date:

2.1 Ownership of Stock. Seller is the record and beneficial owner of the Stock. The Stock comprises 100% of the outstanding shares of all classes of capital stock of the Company. There are no subscriptions, options, warrants or other rights of any kind outstanding which require or will in the future require the issuance of any capital stock of the Company or any securities convertible into any shares of any class of capital stock of the Company. Subject to Seller’s receipt of the payment of the Purchase Price in accordance with this Agreement, Seller’s delivery at the Closing of the certificate representing the Stock properly endorsed for transfer to Buyer will transfer to Buyer valid marketable title to the Stock free and clear of all liens, encumbrances, pledges, charges, assessments, voting rights or proxies, rights of first refusal, options, commitments, agreements, suits, judgments or claims of any nature whatsoever, except for any restrictions on resale or transfer imposed by applicable federal and state securities laws. The authorized capital stock of the Company consists of solely 1,000 shares of Company Common Stock, $.001 par value.

2.2 Corporate.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The Company does not own, directly or indirectly, nor is it committed, by subscription or otherwise, to make any capital contribution or other equity or debt investment in, any other corporation, partnership, association, joint venture or other enterprise.

(c) The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

2.3 Legal Authority and Due Execution.

(a) Each of the Company’s Board of Directors and sole shareholder has approved the transactions contemplated by this Agreement and has authorized the execution and delivery of this Agreement to Buyer. Seller and the Company each has the requisite corporate power and authority to enter into this Agreement and to perform its obligations contemplated in this Agreement.

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions herein contemplated nor the compliance with the terms and provisions hereof conflict with, or result in or constitute a default under or breach or violation of or grounds for termination of, any agreement or instrument or any license, permit or other governmental authorization to which Seller or the Company is a party or by which Seller or the Company is bound, or result in the violation by Seller or the Company of any law, statute, rule, regulation, judgment, writ, injunction, decree or order to which Seller or the Company or any assets of Seller or the Company are subject, excluding from any of the foregoing, any such breach, default, violation, conflict or termination which would not have a Material Adverse Effect. No consent, approval, waiver, registration, notice or filing with or of any third party is required to be obtained or made by Seller or Company in connection with the valid execution, delivery and performance by the Company or the Seller of this Agreement or the consummation of the transaction contemplated by this Agreement by Seller or Company excluding where the failure to obtain or make any of the foregoing would not have a Material Adverse Effect.

(c) This Agreement constitutes the valid and legally binding obligation of Seller and the Company enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and similar laws now or hereafter in effect, affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.4 Financial Statements.

(a) The Closing Lists Schedule contains the following unaudited pro forma financial statements of the Company:

(i) Unaudited pro forma Balance Sheet of the Company as of December 31, 2006; and an unaudited pro forma statement of operations for the twelve (12) month period ended December 31, 2006; and

(ii) Unaudited pro forma Balance Sheet of the Company as of April 30, 2007 (the “Most Recent Balance Sheet”) and an unaudited pro forma statement of operations for the four (4) months ended April 30, 2007 (“Most Recent Statement of Operations”).

The foregoing unaudited pro forma financial statements are referred to collectively as the “Financial Statements”).

(b) Seller has not maintained separate financial statements for the Company. The Financial Statements (i) were prepared to reflect the assumed transfer of certain assets, liabilities and obligations related to the Company’s business from the Seller to the Company as of the dates of the foregoing balance sheets and for the periods indicated; and (ii) are complete and correct and have been prepared in accordance with the books and records of the Company or relevant books and records of the Seller (as they relate to the Company) and present fairly the pro forma financial condition of the Company and the pro forma results of its operations for the periods indicated (subject to normal year-end adjustments and intercompany eliminations with respect to the December 31, 2006 financial statements and subject to intercompany eliminations with respect to the April 30, 2007 financial statements); except that, the Financial Statements exclude expenses for depreciation, software amortization, corporate allocations, special employee retention and performance bonuses being retained by Seller and stock compensation. The Financial Statements shall include accruals in accordance with generally accepted accounting principles; except that, the Financial Statements exclude expenses for depreciation, software amortization, corporate allocations, special employee retention and performance bonuses being retained by Seller and stock compensation. The fact that the Financial Statements are presented as “pro forma” Financial Statements shall not lessen any representation or warranty provided by the Seller in this Agreement, and no inference shall otherwise be made that the Financial Statements include estimates similar to a typical pro forma financial statement. The Company has no known liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, liabilities for taxes due or then accrued or to become due, or contingent or potential liabilities relating to activities of the Company or the conduct of its business (including as operated through Seller) prior to the Closing Date regardless of whether claims in respect thereof had been asserted as of such date), except (i) liabilities included on or adequately reserved against on the Most Recent Balance Sheet; (ii) liabilities which will be included in the computation of the Closing Working Capital; (iii) liabilities incurred in the ordinary course of business since the date of the Most Recent Balance Sheet and consistent with Seller’s (as related to the Company) or the Company’s past practice which, individually do not exceed $5,000 or which are in excess of $10,000 in the aggregate; and (iv) liabilities that would not be required to be included in the Financial Statements or the Closing Working Capital under generally accepted accounting principles.

(c) The books of account of the Company and the relevant books of account of the Seller (as they relate to the Company) have been kept accurately in the ordinary course of business, the transactions entered therein represent bona fide transactions and such books fairly reflect the Company’s income, expenses, assets and liabilities and the Seller’s income, expenses, assets and liabilities (as they relate to the Company).

(d) All accounts receivable reflected on the Financial Statements and all other accounts receivable of the Company, including those arising subsequent to the Most Recent Balance Sheet: (i) have arisen from bona fide transactions in the ordinary course of business of the Company; and (ii) represent valid and binding obligations due to the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and similar laws now or hereafter in effect affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(e) The Company has not received any receipts from operation of its business which have not been earned under generally accepted accounting principles as of the Closing Date, except for those reported as deferred revenue and included in the computation of the Closing Working Capital.

2.5 Real Property.

(a) The Company does not own or lease any real property. The Company’s principal office is located at 18952 MacArthur Blvd., Suite 200, Irvine, California. The physical office space in which the Company’s principal office is located (“Company Office Space”) consists of a non-segregated portion of office space leased by Seller (“Seller Leased Office Space”). No separate written lease or other document for the Company Office Space exists between the Company and Seller or between the Company and the landlord of the Seller Leased Office Space.

(b) The Company Office Space comprises all of the office space used in the business of the Company; and the Company is not a party to any agreement or option to purchase any real property or interest therein.

(c) The lease pursuant to which the Seller leases the Seller Leased Office Space has a remaining term that runs at least through the date that is six months after the Closing Effective Date.

(d) To Seller’s Knowledge, all utility services or systems for the Company Office Space have been installed and are operational and sufficient for the operation of the business of the Company as currently conducted thereon.

(e) The Company’s use of the Company Office Space in compliance with the Transition Services and Arrangements Agreement will not constitute a default under the lease of the Seller Leased Office Space which would result in the Company not being permitted to use the Company Office Space pursuant to the terms of the Transition Services and Arrangements Agreement.

2.6 Tangible Personal Property. Section 2.6 of the Closing Lists Schedule contains a complete and accurate listing of all fixed assets, including without limitation, office equipment, computers, software and other tangible and intangible personal property owned by the Company as of the Closing Date. To the Seller’s Knowledge, such tangible assets are in good operating condition and repair (subject to normal wear and tear consistent with the age of the properties or assets). The Company has good title to all its tangible personal properties and assets, free and clear of any and all liens and encumbrances of any nature whatsoever, excluding (i) the liabilities reflected in the Most Recent Balance Sheet; (ii) liens for taxes not yet due and payable which will either be included in Closing Working Capital or are otherwise the sole responsibility of Seller in this Agreement; and (iii) mechanic’s, materialmen’s and other liens that have arisen in the ordinary course of business which are not yet due and payable but which will either be included in Closing Working Capital or are otherwise the sole responsibility of Seller in this Agreement. The Company does not license or lease any tangible personal properties or assets.

2.7 Intellectual Property. The Company owns or possesses legal rights by license or otherwise to all Company Intellectual Property (as defined below) which are sufficient for the conduct of the business of the Company as currently operated without, to Seller’s Knowledge, any conflict with, or infringement of, the rights of others. No product or service licensed, marketed or sold by the Company violates any license or infringes any rights of any other party, excluding any of the foregoing that would not have a Material Adverse Effect. Other than (i) commercially available software products under standard end-user license agreements and (ii) licenses granted in the ordinary course of business under customer agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any third party relating to the Company Intellectual Property. The Company has not received any communications alleging that the Company has violated or, by conducting its business, is in violation of any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any third party. Either Seller or Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. The Company does not use in the Company’s business as currently conducted any inventions of any of the Company’s current employees or consultants developed prior to their employment or engagement by the Company which have not been assigned to the Company or where the failure to obtain such assignment would not have a Material Adverse Effect. Each current employee and consultant has assigned to the Company all intellectual property rights such employee or consultant owns and has developed in the course of their work for the Company and that are related to the Company’s business as now conducted where the failure to obtain such assignment would not have a Material Adverse Effect. Section 2.7 of the Closing Lists Schedule lists all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, domain names, and mask works included in the Company Intellectual Property and all agreements relating to the acquisition or licensing of the foregoing by the Company, excluding customer agreements entered into in the ordinary course of business of the Company as currently conducted. Except for any defaults that would not have a Material Adverse Effect, such agreements are not in default and represent valid and binding rights and obligations of the Company and are enforceable by the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and similar laws now or hereafter in effect, affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.8 Contracts.

(a) Section 2.8(a) of the Closing Lists Schedule contains a listing of all agreements, understandings, instruments, or contracts to which the Company is a party and that are material to the business of the Company as currently conducted, excluding customer or client contracts.

(b) Section 2.8(b) of the Closing Lists Schedule sets forth a complete and accurate list of all of contracts, arrangements, undertakings and other agreements between the Company and its material customers or clients (“Material Customers”). For this purpose, except as required otherwise by Section 2.8(c), a Material Customer is a customer with whom the Company earned revenues during 2006 or has a contract to earn revenues subsequent to 2006 in any calendar year of at least equal to Fifteen Thousand Dollars ($15,000).

(c) For purposes of Section 2.8(a), the phrase “material to the business of the Company as currently conducted” shall mean any agreements, understandings, instruments, or contracts to which the Company is a party or by which it is bound (excluding customer contracts and contracts relating to the Company’s Intellectual Property) that involve (i) payment obligations of the Company in excess of $5,000 in any calendar year, (ii) contracts or commitments whether or not made in the ordinary course of business for the future purchase of materials, supplies, equipment or services in excess of Five Thousand Dollars ($5,000.00); (iii) contracts or commitments for the performance of services for the Company which is not terminable without cost or liability to the Company upon notice of 30 days or less and which involves more than Five Thousand Dollars ($5,000.00); (iv) mortgages, pledges, deeds of trust, loans or credit agreements, contracts for borrowed money, guaranties, promissory notes or similar instruments; (v) the grant of rights to manufacture, produce, assemble, license, market, or sell its products or services to any third party that limit the Company’s right to develop, manufacture, assemble, distribute, market or sell its products or services, or (vi) most favored nations clauses or similar provisions in favor of the other party thereto.

(d) Each of the contracts listed in Section 2.8 of the Closing Lists Schedule is in full force and effect except where failure to be in full force and effect would not have a Material Adverse Effect and (i) Company is not in material breach or default thereunder; and (ii) there is no event or condition which with notice or the passage of time or both would constitute such a material breach or default by Company. The Company is current on all of its obligations under each such contract. The Company has in all material respects performed all obligations required to be performed by it to date under each such contract.

2.9 INTENTIONALLY LEFT BLANK.

2.10 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Seller’s Knowledge, threatened (i) against the Company or, to the Seller’s knowledge, any director or employee of the Company in their capacity as such; or (ii) that questions the validity of the transaction contemplated by this Agreement or any agreement contemplated by this Agreement to be entered into by the parties at the Closing (“Transaction Agreements”) or the right of the Company or the Seller to enter into the Transaction Agreements or to consummate the transactions contemplated by the Transaction Agreements. There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate, including without limitation, actions, suits, proceedings or investigations pending or threatened in writing by the Company and involving the prior employment of any of the Company’s employees and relating to their employment by the Company, their services provided to the Company, any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

2.11 Changes. Since the date of the Most Recent Balance Sheet, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Most Recent Balance Sheet or the Most Recent Statement of Operations, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b) any damage, destruction or loss of tangible personal property of the Company, whether or not covered by insurance, that would have a Material Adverse Effect;

(c) any waiver or compromise by the Company of a material right of the Company or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which has not had a Material Adverse Effect;

(e) any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or related agreement to which the Company is bound (or which indirectly through Seller or otherwise would increase the obligation(s) of the Company) with any employee, officer, director or stockholder in their capacity as such;

(g) any resignation or termination of employment of any Key Employee of the Company;

(h) incurrence by the Company of any indebtedness for borrowed money which remains outstanding or any mortgage, pledge, granting of a security interest in or lien created by the Company with respect to any of its material properties or assets, except for Permitted Encumbrances;

(i) any loans or guarantees made by the Company to or for the benefit of any third party other than advances to employees for travel and other Company-related expenses made in the ordinary course of business;

(j) any declaration, setting aside or payment or other dividend or distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company, excluding any transfers of cash to the Seller in the ordinary course of business;

(k) any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l) any sale, assignment or transfer of any of the Company’s material assets or rights, other than the sale of its products and services in the ordinary course of business;

(m) any loss of, or material order cancellation by, any Material Customer of the Company nor, to the Seller’s Knowledge, has the Company received any notice of any facts that would cause or give grounds for any Material Customer to terminate or materially reduce its purchase of services or products from the Company;

(n) any incurrence by the Company of any liabilities outside of the ordinary course of business, excluding this Agreement and any documents contemplated by this Agreement, including without limitation the Transition Services and Arrangements Agreement and the Contribution Agreement;

(o) incurrence by the Company of any liabilities which are individually in excess of $25,000 in the aggregate in the ordinary course of business;

(p) to the Seller’s Knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that would reasonably be expected to result in a Material Adverse Effect on the Company or its business; or

(q) any arrangement or commitment by the Company to do any of the things described in this Section 2.11.

For the purposes of the dollar amounts set forth in this Section 2.11, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

2.12 Insurance. All policies of liability, workers’ compensation, fire, malpractice and professional liability and other forms of insurance providing insurance coverage to or for the Company and that would provide coverage to the Company for any pre-Closing occurrences are listed in Section 2.12 of the Closing Lists Schedule and (i) Seller has delivered to Buyer evidence of all such contracts of insurance; (ii) the Company is a named insured under such policies, (iii) all premiums required to be paid by the Company with respect to the Company thereunder which were due on or before the Closing Effective Date have been paid or will be included in the calculation of the Closing Working Capital, (iv) all of such insurance policies have been issued on an “occurrence” basis, (v) there has been no lapse in the insurance coverages listed in Section 2.12 of the Closing Lists Schedule at any time during the past three (3) years, (vi) there are not presently, and after the Closing Date there will not be, any retrospective premiums due under any of such policies except for premiums not yet due as of Closing (provided, however, that to the extent that any such premiums relate to insurance coverage for periods prior to the Closing Effective Date, they shall be the responsibility of Seller to the extent not included in the computation of the Closing Working Capital), (vii) no notice of cancellation or termination has been received with respect to any such policy; and (viii) since the date of the Most Recent Balance Sheet, no claims have been made on any of such policies with respect to the Company.

2.13 Taxes.

(a) All Federal, state, county and local and foreign income, excise, sales, use, property, gross receipts and other tax returns and reports which are required to have been filed by the Company or on its behalf prior to the Closing Date have been filed when due (on their required filing date or allowed extension dates), or will be filed when due (on their required filing date or allowed extension dates), and all such returns or reports are true and correct in all material respects with respect to the Company. All taxes, interest and penalties reflected in such returns with respect to the Company have been paid. Except as included on the Most Recent Balance Sheet or as included in the Closing Working Capital, there are no accrued and unpaid federal, state, county, local or foreign taxes of the Company for any period arising on or prior to the Closing Effective Date which are due or will become due subsequent to the Closing Effective Date with respect to returns that have been filed, whether or not assessed or disputed.

(b) Section 2.13 of the Closing Lists Schedule contains a listing of all federal, state, local, and foreign income tax returns filed with respect to the Company for all taxable periods commencing on or after January 1, 2004 and indicates those tax returns that currently are the subject of audit or review. Seller has delivered to the Buyer correct and complete copies of all such tax returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller or the Company.

(c) The Company is not, and never has been, an S corporation within the meaning of Section 1361(a) of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”). The Company has withheld all required amounts from its employees, agents, contractors, nonresidents, creditors, stockholders and third parties and remitted such amounts to the proper taxing authorities, paid all employer contributions and premiums, and filed all federal, state, local and foreign returns and reports with respect to employee income tax withholding which are required to have been filed by the Company or on its behalf prior to the Closing Date have been filed when due (on their required filing date or allowed extension dates), and social security and unemployment taxes and premiums, all in material compliance with the withholding provisions of the Internal Revenue Code, or any prior provision of the Internal Revenue Code and other applicable laws.

(d) There are no claims or investigations by the Internal Revenue Service or any other taxing authority pending or, to Seller’s Knowledge, threatened, against the Company for any past due taxes, and to Seller’s Knowledge, the Company does not expect any taxing authority to assess any additional taxes for any period for which tax returns were filed. There has been no waiver granted or requested of any applicable statute of limitations or extension of time for the assessment of any tax of the Company for which the Company could be liable under any provision of federal, state, local or foreign law. No closing agreement (as defined in Section 7121 of the Internal Revenue Code) or a similar provision of any state, local or foreign law has been entered into by or with respect to the Company. No power of attorney that is currently in force has been granted to any person with respect to any matter related to taxes that could affect the Company.

(e) The Company does not have any item of income, gain, loss or deduction reportable in a taxable period ending after the Closing Effective Date but attributable to a transaction that occurred in a taxable period or portion thereof ending on or before the Closing Effective Date. The Company is not a party to and is not bound by, and the Company does not have any obligation under any tax sharing, tax indemnity or similar agreement. The Company is not a party to any agreement or arrangement which payment thereunder would result, separately or in the aggregate, due to the consummation of the transaction contemplated by this Agreement, in the payment of any “excess parachute payments” within the meaning of Section 280(G) of the Internal Revenue Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Internal Revenue Code. All applicable sales, use and transfer taxes (including, but not limited to any taxes imposed on stock transfers and taxes imposed upon the transfer of real and personal property) and filing, recording, registration, documentary and other similar taxes payable in connection with this Agreement, the transactions contemplated by this Agreement and the documents giving effect to such transactions will be the responsibility of, and will be paid by, the Seller.

2.14 Authorization, Adequate Rights and Compliance with Laws. The operation of the business of Company as currently conducted does not violate any law or order applicable to the Company or any of its assets and properties in any manner that would have a Material Adverse Effect. There is no claim of a violation of any such laws or orders by the Company pending, and to Seller’s Knowledge, there is no claim of any such violation threatened. Such laws include without limitation, federal and state laws governing the marketing of services or products or other technologies by outbound or inbound telephone or e-mail or direct mail, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, and other laws or regulations governing marketing, promotion and/or sales of goods or services. To Seller’s Knowledge, since the date of the Merger of IDriveonline, Inc. with and into the Company, there have been no actions or proceedings against the Company by any governmental authority or third party for violation or alleged violation of any such laws or regulations. The Company has all Permits required by any law or any governmental or regulatory authority for the conduct of the Company’s business as presently conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. Section 2.14 of the Closing Lists Schedule includes a complete and accurate listing of all such Permits of the Company or such Permits of the Seller (as they relate to the business of the Company). Section 2.14 of the Closing Lists Schedule contains copies of all Permits listed in Section 2.14 of the Closing Lists Schedule. Each of the Permits listed in Section 2.14 of the Closing Lists Schedule is in full force and effect and the Company is in compliance in all material respects with the terms and requirements thereof, and no such Permit is subject to any conditions or limitations other than those applicable to Permits of that kind generally. There is not pending or, to the Seller’s Knowledge, threatened, any action, investigation, complaint or other proceeding by or before any governmental or regulatory authority to revoke, cancel, suspend, modify or refuse to renew, or otherwise relating to, any of the Permits listed in Section 2.14 of the Closing Lists Schedule. The Company has timely filed with the proper governmental authorities all statements and reports required by all laws or orders to which the Company and its assets, properties and business are subject, except where noncompliance would not have a Material Adverse Effect.

2.15 Employees and Consultants.

(a) Section 2.15 of the Closing Lists Schedule sets forth, as of the Closing Date, the number of full-time and part-time employees employed by the Company, and the number of consultants and independent contractors engaged by the Company as of the Closing Date. Each of the Key Employees are employees of the Company and are not employed by Seller. Section 2.15(a) of the Closing Lists Schedule contains a reasonably detailed description of the name and amount of compensation, including salary, bonus (including without limitation any retention bonus), severance obligations and deferred compensation of each employee, consultant and agent engaged by the Company as of the Closing Date, excluding any retention or other special bonuses being retained and paid by Seller. Seller has made available to Buyer a copy of the contract, if any, with such persons or entities. Seller has provided Buyer a detailed description, by each employee and contractor of the Company of the computation of bonuses that will be paid by the Company to said employees on or after the Closing Date based upon service accruing on or prior to the Closing Date. No such bonuses to be paid by the Company have been promised to employees or contractors of the Company unless included in the computation of the Closing Working Capital.

(b) To the Seller’s Knowledge, none of the employees of the Company is obligated under any contract or other agreement with any third party, or subject to any judgment, decree or order of any court or administrative agency, that would prevent or limit such employee from performing such employee’s current or historical employment duties under the employee’s employment with the Company.

(c) The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for the Company prior to the Closing Date or amounts required to be reimbursed to such employees, consultants, or independent contractors.

(d) To the Seller’s Knowledge, no Key Employee of the Company intends to terminate employment with the Company, nor does the Company have a present intention to terminate the employment of any Key Employee. No employee of the Company is party to an employment or other agreement with the Company that provides that the employment of such employee by the Company is other than terminable at the will of the Company. Except as required by applicable statute or regulation, the Company is not obligated under any agreement, plan, policy or other arrangement to pay any severance to employees of the Company upon termination of their employment by the Company. Except as required by law, upon termination of the employment of any such employees, no severance or other payments will become due from the Company. The Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e) Each former employee of the Company whose employment was terminated by the Company in connection with a reduction in force within the one-year period preceding the Closing Date has entered into an agreement with the Company providing for the full release of any claims against the Company to the extent claims can be released by applicable law, rule, or regulation.

(f) The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any contract, commitment or arrangement with any labor union relating to the Company’s employees. There is no strike or other labor dispute involving the Company pending, or to the Seller’s Knowledge, threatened, which could have a Material Adverse Effect, nor, to the Seller’s Knowledge, is there any labor organization activity involving the Company’s employees.

2.16 Employee Benefit Plans.

(a) Section 2.16 of the Closing Lists Schedule lists each employee benefit plan maintained, established or sponsored by the Company, in which the Company’s employees participate or to which the Company contributes, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Neither the Company nor Seller maintains or funds any defined benefit plans for or on behalf of the employees of the Company. All required contributions with respect to the Company employees have been made when due or during their applicable grace periods, and any liabilities for contributions not yet due for periods prior to the Closing Effective Date that will be the responsibility of the Company after the Closing Effective Date will be reflected in the Closing Working Capital, and other than as so reflected, the Company has no liability to any Company employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied with all applicable laws for any such employee benefit plan that are applicable to the Company where noncompliance would have a Material Adverse Effect.

(b) There are no accumulated funding deficiencies within the meaning of Section 412 of the Internal Revenue Code with respect to any Company employee benefit plan and to the Seller’s Knowledge, there are no circumstances that exist that would permit the Pension Benefit Guaranty Corporation to terminate any such Company employee benefit plan under Section 4042 of ERISA. The Company’s qualified employee benefit plans are the subject of a favorable determination letter confirming their qualified status, and the tax exempt status of their related trusts, and no changes have been made to the plans that would adversely affect their qualified status, other than changes for which the remedial amendment period has not lapsed. All payments made by the Company under its qualified employee benefits plan and qualified deferred compensation plans have been deductible under Section 404 of the Internal Revenue Code. Such plans have been administered and enforced substantially in accordance with their terms and substantially all contributions due from employees thereunder have been placed in the trust applicable to such plans on or before the deadline therefor. Other than routine benefit claims or appeals that would be obligations of the Company and are described on the Disclosure Schedule, no disputes are pending, or, to Seller’s Knowledge, threatened with respect to such employee benefit plans.

(c) The Company does not make, nor is it required to make, payments to any multi-employer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA. There has been no withdrawal from any multi-employer plan by the Company within the meaning of Section 4203 of ERISA, and no withdrawal liability payments by the Company are currently in dispute with respect to any multi-employer plan.

(d) Each group health plan sponsored by or maintained by the Company has been administered in accordance with the requirements of Part 6 of Title I of ERISA and Section 162(k) of the Internal Revenue Code where noncompliance would have a Material Adverse Effect.

2.17 Confidential Information and Invention Assignment Agreements. Each current employee and consultant of the Company and each former employee of the Company who left the employment of the Company within the one-year period preceding the Closing Date, has executed an agreement with the Company regarding confidentiality and proprietary information of the Company (the “Confidential Information Agreements”). Section 2.17 of the Closing Lists Schedule contains a list of each such Confidential Information Agreement. No current employee or former employee who left the employment of the Company within the one-year period preceding the Closing Date has identified to the Company by name, description, type or category, any inventions which are excluded from his or her assignment of inventions pursuant to such employee’s Confidential Information Agreement. Copies of each Confidential Information Agreement have been made available to Buyer for review. To Seller’s Knowledge, none of the Company’s current employees is in violation thereof.

2.18 Guaranties. The Company is not directly or indirectly liable upon or with respect to (by discount, repurchase agreement or otherwise), or obligated in any other way to provide funds in respect of or to guarantee or assume, any debt, obligation or dividend of any other corporation or of any person, association, partnership, joint venture or other entity, except endorsements made in the ordinary course of business in connection with the deposit of items for collection.

2.19 Borrowings. There are no mortgages, indentures, notes and other obligations for or relating to borrowed money to which the Company is a party, or which have been assumed by the Company, or to which any of its properties or assets are subject.

2.20 Products and Services. Except for any of the following which would not have a Material Adverse Effect, all of the products and services provided, sold, licensed and/or delivered or rendered by the Company have conformed with all applicable contractual commitments and all express warranties made by the Company, and the Company has no known liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for refund, replacement or repair thereof. There are no product or service warranty claims pending by customers of the Company or, to Seller’s Knowledge, by customers of the resellers of the Company, or to Seller’s Knowledge, threatened by customers of the Company or customers of the resellers of the Company.

2.21 Related Party Transactions. Excluding any arrangements by which Seller provides the Company various shared administrative, management, accounting, finance, legal, human resources, tax, information technology and operations, office services and supplies and other similar services and which terminate as of the Closing except as provided in the Transition Services and Arrangements Agreement, neither the Seller nor any officer or director of the Company or of Seller, is presently a party, or controls any party, to any arrangement or transaction with the Company, including, without limitation, any contract, agreement or other arrangement (i) under which properties or services of the Company are used by or made available to such person or entity or (ii) providing for the employment of, furnishing of services by, or rental of real or personal property from or otherwise requiring payments to such person or entity.

2.22. Environmental and Safety Laws Except as would not reasonably be expected to have a Material Adverse Effect, the Company is and, to Seller’s Knowledge has been, in compliance with all Environmental Laws. Seller or the Company has made available to the Buyer true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments in the possession of Seller or Company.

2.23 Corporate Documents. True copies or the originals of the Certificate of Incorporation and By-Laws of the Company, including any amendments thereto, and the stock certificates, if any, stock transfer ledger, and minute book of the Company have been delivered to Buyer prior to or at the Closing. The minute book of the Company contains true and complete copies of all existing minutes of meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders, since the date of incorporation, and accurately reflects in all material respects all actions by the directors and stockholders (and any committee of directors or stockholders) with respect to the transactions referred to in such minutes.

2.24 Brokers. Seller has engaged B. Riley & Company in connection with the transactions contemplated herein, and Seller shall be solely responsible for all commissions and other compensation due to B. Riley & Company. Other than described in the preceding sentence, no broker, finder or similar agent has been employed by or on behalf of the Company or Seller, and no other person with which the Company or Seller have had any dealings or communications of any kind, is entitled to any brokerage commission, finder’s fee, or any similar compensation from Seller or Company as a result of the transactions contemplated herein.

2.25 Contribution Agreement. The Contributed Assets and the Contributed Agreements under the Contribution Agreement represents certain assets (including tangible and intangible property and rights) relating to the business of the Company owned, licensed, in the name of or in the possession of Seller immediately prior to the date of the Contribution Agreement.

2.26 Accuracy of Representations. No representation or warranty made by Seller in this Agreement, including the Disclosure Schedule, when all such representations and warranties are taken as a whole, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not false or misleading in any material respect.

3. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

3.1 Organization. Buyer is a corporation organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Legal Authority.

(a) Buyer has the requisite corporate power and authority to enter into this Agreement and to perform its obligations contemplated in this Agreement. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions herein contemplated nor fulfillment of or compliance with the terms and provisions hereof constitutes a default under, or constitutes breach or violation of or grounds for termination of or an event which with the lapse of time could constitute a default under, a breach or violation of or grounds for termination of or conflicts with, the Certificate of Incorporation or ByLaws of Buyer or any provision of any indenture, mortgage, lien, loan agreement, collective bargaining agreement, contract, instrument, law, order, judgment, decree, award, ordinance, regulation, rule or other legal restriction to which Buyer is a party or by which any of its property is bound.

(b) The execution of, and performance under this Agreement have been duly authorized by all necessary corporate action on the part of Buyer and its Board of Directors, and by stockholders to the extent required by applicable law, and this Agreement when executed and delivered will constitute the valid and legally binding obligation of Buyer, enforceable in accordance with its terms except as limited by bankruptcy, reorganization or similar laws affecting creditors’ rights generally or by equitable principles (whether considered in an action at law or in equity).

(c) No consent, approval, waiver, registration, notice or filing with or of any third party is required to be obtained or made in connection with the valid execution, delivery and performance by Buyer of this Agreement or the consummation of the transaction contemplated by this Agreement.

3.3 Brokers. No broker, finder or similar agent has been employed by or on behalf of the Buyer, and no other person with which the buyer has had any dealings or communications of any kind, is entitled to any brokerage commission, finder’s fee, or any similar compensation as a result of the transactions contemplated herein.

3.4 Investment Representations. Buyer understands that the Stock will not be registered for sale under the Securities Act of 1933, as amended (“Securities Act”), in reliance upon exemptions from the registration requirements of the Securities Act. The Stock is being purchased for Buyer’s own account for investment and not with a view to the public resale or distribution within the meaning of the Securities Act. Buyer is not purchasing the Stock for the interest of any other person and will not offer the Stock for resale, or otherwise transfer or further distribute the Stock, except in compliance with applicable federal and state securities laws, rules and regulations. Buyer is an accredited investor within the meaning of Regulation D under the Securities Act.

4. Additional Closing Deliveries By Parties. Simultaneous with the execution of this Agreement, the following shall occur:

4.1 Closing Deliveries by Seller and/or the Company. Concurrently with the execution and delivery of this Agreement by the parties, Seller shall deliver the following to Buyer:

(a) Resignations. Written resignations of all directors and officers of the Company.

(b) Assignments. Unless waived by Buyer, assignments to the Company of all third party contracts relating to the Company which are in the name of the Seller and which have not been previously assigned to the Company, and any consents required for said assignments, along with a relinquishment by Seller of any rights in said contracts. The parties acknowledge that Seller has retained certain rights under certain assigned contracts as expressly set forth in the Contribution Agreement.

(c) Consents. Unless waived by Buyer, all consents required on the part of Seller or the Company to consummate the transaction, and all other consents required to be obtained pursuant to the terms of any Company contract as a result of the sale of the Stock where the failure to obtain said other consents would individually or in the aggregate have a Material Adverse Effect on the Company.

(e) Certified Resolutions. A certified copy of the corporate resolutions and other corporate proceedings taken by the sole stockholder and the Board of Directors of the Company authorizing the execution, delivery and performance of this Stock Purchase Agreement and all other documents and agreements and certificates contemplated hereby, the consummation of the Closing and all actions necessary or desirable hereunder or thereunder.

(f) Secretary’s Certificate. Copies of the Certificate of Incorporation of the Company and of the Bylaws of the Company, each certified by an authorized officer of the Company.

(g) Good Standing. Certificate of Good Standing issued by the Secretary of State of the State of Delaware for each of the Company and Seller, dated within thirty (30) days of the Closing Date.

(h) Stock Certificate. Certificate representing the Stock.

(i) Closing Lists Schedule. The Closing Lists Schedule.

(j) Contribution Agreement. A copy of the Contribution Agreement.

4.2 Closing Deliveries by Buyer. Concurrently with the execution and delivery of this Agreement by the parties, Buyer shall deliver the following to Seller:

(a) Purchase Price. The payments set forth in Section 1.4 to be made to Seller.

(b) Certified Resolutions. Copies certified by an officer of the Buyer of the resolutions of the Buyer’s Board of Directors approving this Agreement and authorizing the transactions contemplated hereby.

(c) Secretary’s Certificate. Copies of the Certificate of Incorporation and Bylaws of the Buyer, each certified by an authorized officer of the Buyer.

(d) Good Standing. Certificate of Good Standing issued by the Secretary of State of the State of Delaware for the Buyer, dated within thirty (30) days of the Closing Date.

4.3 Additional Closing Deliveries by Parties. Concurrently with the execution and delivery of this Agreement by the parties, each of the parties shall execute and delivered to the other party the following:

(a) Escrow Agreement. The Escrow Agreement.

(b) Transition Services and Arrangements Agreement. A Transition Services and Arrangements Agreement in the form of Exhibit D attached hereto and incorporated herein by reference.

(c) Restrictive Covenant Agreement. The Noncompetition, Nonsolicitation and Nondisclosure Agreement in the form attached hereto as Exhibit E and incorporated herein.

5. Survival and Effect of Certain Warranties, Representations and Covenants.

5.1 Survival. All representations and warranties and related rights to indemnification made by any party hereto in this Agreement or pursuant hereto shall survive the Closing hereunder for a period of two (2) years after the Closing Effective Date, except that the representations and warranties set forth in Section 2.13 with respect to any tax claim or tax matter on or prior to the Closing Effective Date shall survive for the limitation period applicable to such claims or matters as actually extended or shortened and the representation and warranty set forth in Section 2.1 with respect to the transfer of the Stock to Buyer from Seller shall survive indefinitely. Notwithstanding the preceding, with respect to claims resulting from an Unknown Liability, notice of such claims must be provided on or before one (1) year from the closing Effective Date.

5.2 Agreement to Indemnify.

(a)(i) Subject to the terms and conditions of this Section 5.2, Seller hereby agrees to indemnify, defend and hold Buyer and the Company and their respective officers, directors, shareholders, heirs, successor and assigns (collectively “Buyer Indemnitees”) harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys’ fees and expenses, (collectively, “Claims or Losses”) asserted against, resulting to, imposed upon or incurred by Buyer or the Company by reason of or resulting from a breach of any representation, warranty or covenant of Seller contained in or made pursuant to this Agreement. Seller further agrees to indemnify the Buyer for taxes, interest and penalties (whether or not accrued) incurred by or assessed against the Company, or for which the Company may be subject, for operations of the Company or the Seller or any affiliate of Seller or any member of the Seller’s consolidated group on or prior to the Closing Effective Date which is not included in the computation of Closing Working Capital. The preceding sentence includes, without limitation any taxes, interest or penalties resulting from (i) any liability of Seller otherwise imposed as a result of consolidated return regulations and (ii) the deemed asset sale or the deemed liquidation of the Company which occurs as a result of the Section 338(h)(10) election contemplated by this Agreement. Seller further agrees to indemnify the Buyer Indemnitees against any and all Claims or Losses assessed against Buyer or the Company or to which Buyer or the Company may be subject for Unknown Liabilities. Claims or Losses resulting from Unknown Liabilities shall be referred to as “Unknown Claims and Losses.”

(ii) Subject to the terms and conditions of this Section 5.2, Buyer and Company, jointly and severally, hereby agree to indemnify, defend and hold Seller and its officers, directors, heirs, successor and assigns (collectively “Seller Indemnitees”)

harmless from and against all Claims or Losses asserted against, resulting to, imposed upon or incurred by Seller by reason of or resulting from any (i) breach of any representation, warranty or covenant of Buyer contained in or made pursuant to this Agreement; or (ii) the ownership or operation of the Company or employment of the Company’s employees after the Closing.

(b) The obligations and liabilities of the Seller, Buyer and the Company hereunder with respect to Claims or Losses or Unknown Claims or Losses shall be subject to the following terms and conditions:

(i) The party seeking indemnification (the “Indemnitee”) will give the other party hereto (the “Indemnitor”) written notice of any such Claim or Loss or Unknown Claim or Loss promptly after the Indemnitee receives notice thereof, and the Indemnitor will undertake the defense thereof by legal counsel reasonably satisfactory to the Indemnitee.

(ii) In the event that the Indemnitor, within a reasonable time after notice of any such Claim or Loss or Unknown Claim or Loss, fails to undertake the defense of a Claim or Loss or Unknown Claim or Loss, the Indemnitee will (upon further notice to the Indemnitor) have the right to undertake the defense, compromise or settlement of such Claim or Loss or Unknown Claim or Loss on behalf of and for the account and risk of the Indemnitor.

(iii) Notwithstanding anything in this Section 5.2 to the contrary, (1) if there is a reasonable probability that a Claim or Loss or Unknown Claim or Loss may materially and adversely affect the Indemnitee other than as a result of money damages or other money payments, the Indemnitee shall have the right, at its own cost and expense, to participate in the defense of such Claim or Loss or Unknown Claim or Loss, and (2) the Indemnitor shall not, without the Indemnitee’s written consent, which shall not be unreasonably withheld, settle or compromise any Claim or Loss or Unknown Claim or Loss or consent to entry of any judgment which does not include as an unconditional term thereof given by the claimant or the plaintiff to the Indemnitee a release from all liability in respect of such Claim or Loss or Unknown Claim or Loss.

(c) The indemnifications obligations of Seller under this Section 5.2 are subject to the following limitations:

(i) Seller will not have any liability unless and until the aggregate amount of Claims or Losses and Unknown Claims or Losses for which Buyer Indemnitees would otherwise be entitled to indemnification hereunder exceeds Fifty Thousand Dollars ($50,000) (“Seller Threshold”), after which point Seller will be liable for all Claims and Losses and Unknown Claims or Losses in excess of the Seller Threshold; provided, however, that the Seller Threshold shall not apply to indemnification for taxes, interest or penalties payable by Seller under Section 5.2.

(ii) In no event will the Seller’s aggregate liability for Claims or Losses and Unknown Claims or Losses exceed the Purchase Price (“Seller Cap”).

(d) Notwithstanding any other provision of this Agreement to the contrary:

(1) Neither the Seller Threshhold nor the Seller Cap shall apply to any indemnification claim resulting from an intentional and fraudulent breach by a party hereto of any of their respective representations, warranties or covenants under this Agreement.

(2) No party shall have any liability for any Claims or Losses unless notice thereof is given to the Indemnitor prior to the expiration of the applicable survival date as set forth in Section 5.1 or for any Unknown Claims or Losses unless notice thereof is given to the Indemnitor prior to the expiration of the date that is one (1) year from the Closing Effective Date. Seller’s indemnification obligation for Unknown Claims or Losses shall terminate on the first anniversary of the Closing Effective Date.

(3) Other than claims for intentional fraud or equitable relief, any Claim or Loss or Unknown Claim or Loss arising under this Agreement, including any Claim or Loss or Unknown Claim or Loss relating to breach or default hereunder or in connection with or as a result of the transactions contemplated by this Agreement or any Claim or Loss, Unknown Claim or Loss, or injury alleged to be suffered by any party as a result of the actions or failure to act by any other party shall, unless otherwise specifically stated in this Agreement, be governed solely and exclusively by and limited to and by the provisions of this Section 5.2.

(4) If an Indemnitee is entitled to recover any sum (whether by payment, discount, credit or otherwise) from any third party (including without limitation insurance claims) in respect of any matter for which a claim of indemnity could be made against the Indemnitor hereunder, the Indemnitee shall use its reasonable endeavors to assign all such rights of recovery against said third party to the Indemnitor.

(5) Seller shall have the right to offset against amounts legally determined to be due and payable by Seller under this Section 5.2 any and all amounts which are due and owing to Seller under the Transition Services Agreement.

(6) Indemnification obligations due and payable by Seller to Buyer or the Company under this Section 5.2 shall first be recovered from the Escrow provided that Seller cooperates in providing a prompt joint instruction with the Buyer to the Escrow Agent for release of said funds.

5.3 Post-Closing Obligations Regarding Company Employees. Buyer agrees to indemnify the Seller for Claims and Losses resulting from the failure of Buyer to comply, if legally determined to be required, with WARN with respect to the employees of the Company or the transactions contemplated by this Agreement.

5.4 Post-Closing Covenants Regarding Information/Further Assurances. After the Closing, if Buyer reasonably considers or is advised that any further assignment, conveyance or other documents are reasonably necessary to carry out the intent of this Agreement, including without limitation, to (i) vest, perfect, confirm or record in Buyer title to the Stock or record in the Company valid title to the Contributed Assets (as defined in the Contribution Agreement) or (ii) to assign to the Company the Contributed Agreements (as defined in the Contribution

Agreement), Seller shall execute and deliver promptly to Buyer any and all assignments and/or other reasonably requested documents in order to carry out such intent. Seller further covenants, upon request by Buyer and at reasonable times, to provide Buyer and its representatives with access to the pre-Closing records of the business of the Company, including also records of Seller with respect to the business of the Company which was operated by or through Seller, for the purpose of preparing and/or auditing financial statements of said business as may be required by one or more regulatory authorities (i.e., such as the SEC in connection with an IPO or the IRS, etc.). Buyer shall make such records available for reasonable business purposes or for taxes for a period of five (5) years subsequent to the Closing Effective Date. The covenants provided in this Section 5.4 shall survive closing for a period of five (5) years subsequent to the Closing Effective Date.

6. Tax Matters and Tax Returns.

6.1 Preparation of Tax Returns

(i) Pre-Closing Tax Returns. Seller agrees that it shall prepare and timely file when due (on original filing date or allowable extension dates) all federal income tax returns, as well as any state or local or franchise tax return on which Seller and the Company are customarily consolidated for tax periods ending on or before the Closing Effective Date (“Pre-Closing Consolidated Tax Returns”). Seller shall timely pay or shall cause to be timely paid any and all taxes due with respect to such Pre-Closing Consolidated Tax Returns allocable to Seller under Section 6.2. Seller agrees that it will prepare and file for the Company all federal, state and local income and franchise tax returns as the Company has for prior years filed (or the Company is otherwise legally required to file) on a separate return basis for all periods ending prior to or including the Closing Effective Date (“Pre-Closing Separate Tax Returns”) (the Pre-Closing Consolidated Tax Returns and the Pre-Closing Separate Tax Returns are collectively referred to herein as the “Pre-Closing Tax Returns”). Seller shall have the exclusive authority and obligation to prepare all Pre-Closing Tax Returns. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company shall be reported or disclosed in such Pre-Closing Tax Returns; provided, however, that (i) Pre-Closing Separate Tax Returns shall be filed on the same basis as the Company has filed these returns in the past and shall cover the period from the ending date of the prior Company return for such tax to and including the Closing Effective Date, unless otherwise required by applicable law; and (ii) other than Pre-Closing Tax Returns relating to any combined, consolidated or unitary group of which the Company is a member and which includes Seller or any of its affiliated entities (other than the Company), each such Pre-Closing Separate Tax Return shall be provided to Buyer before filing with the appropriate tax authority for Buyer’s review and comment. Seller shall consider any revisions to such Pre-Closing Separate Tax Returns as are reasonably suggested by Buyer. If there is a dispute between Seller and Buyer as to the contents of any such Pre-Closing Separate Tax Returns, Seller shall be entitled to make the final decision with respect to any disputed item. Notwithstanding anything to the contrary in this Agreement, to the extent that taxes, interest or penalties are incurred by or assessed against or for which the Company may be subject for any period on or prior to the Closing Effective Date where said taxes, penalties and interest are not included in Closing Working Capital, any such obligations shall be the sole responsibility of Seller. This obligation shall survive until the expiration of any applicable statute of limitations period for said taxes, interest and penalties.

(ii) Straddle Periods Tax Returns. Buyer shall have the exclusive authority and obligation to prepare all tax returns relating to Straddle Periods (“Straddle Period Tax Returns”) and shall pay or shall cause to be paid any and all taxes with respect to such Straddle Period Tax Returns that are allocable to Seller under Section 6.2. If any portion of the taxes due with respect to such Straddle Period Tax Returns is allocable to Seller under Section 6.2, Buyer shall provide Seller with written notice of the amount allocable to Seller as promptly as reasonably practicable (and in any event, to the extent reasonably practicable, at least thirty (30) calendar days prior to the date on which the relevant Straddle Period Tax Return is required to be filed by Buyer or payment of such taxes is otherwise due), and Seller shall pay such amount to Buyer as promptly as reasonably practicable (and in any event, no later than fifteen (15) business days before such taxes are due and payable). Buyer shall be entitled to file, or to have the Seller file, all Straddle Period Tax Returns. In the event of a dispute regarding a Straddle Period Tax Return, the parties agree to promptly mutually select one (1) independent accounting firm who shall arbitrate the dispute. Said arbitrator shall be required to render a decision within fifteen (15) days of the date that the arbitrator accepts the engagement. All costs shall be split equally between Seller and Buyer. The decision of the arbitrator shall be final and may be entered into a court of competent jurisdiction by either party.

(iii) Amended Tax Returns. Seller shall be entitled to file, or to have the Company file, amended tax returns with respect to Pre-Closing Periods, and, at Seller’s request, Buyer shall cause the Company to cooperate with Seller with respect to the signing and filing of amended tax returns with respect to any Pre-Closing Period, provided, that, if an amended tax return that, if filed, may have an adverse impact on the Company, Seller shall be entitled to file such amended tax return and to have the Company cooperate with Seller in the filing of such amended tax return only if Company provides its prior written consent to the filing of such amended tax return, which consent shall not be unreasonably withheld. Seller shall bear the cost and expense of filing any such amended tax returns.

(iv) Applicable Definitions. For purposes of this Article 6, (i) the term “Pre-Closing Tax Period” means a tax period or portion thereof that ends on or prior to the Closing Effective Date; if a tax period begins on or prior to the Closing Effective Date and ends after the Closing Effective Date, then the portion of the tax period that ends on and includes the Closing Effective Date shall constitute a Pre-Closing Tax Period; (ii) the term “Post-Closing Tax Period” means any tax period that begins after the Closing Effective Date; if a tax period begins on or prior to the Closing Effective Date and ends after the Closing Effective Date, then the portion of the tax period that begins immediately after the Closing Effective Date shall constitute a Post-Closing Tax Period; and (iii) the term “Straddle Tax Period” means any tax period that begins before the Closing Effective Date and ends after the Closing Effective Date.

6.2 Apportionment and Allocation of Taxes. Seller shall pay all taxes related to the Pre-Closing Tax Returns, with no charge therefore being made to the Company other than taxes included in the Closing Working Capital. All taxes and tax liabilities with respect to the income, property or operations of the Company that relate to a Straddle Tax Period shall be apportioned to the Pre-Closing Tax Period as follows: (i) in the case of taxes that are (A) based upon or related to income or receipts, capital or net worth or franchise taxes, (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) or (C) wage withholding, unemployment insurance, social security or other similar taxes, such taxes shall be deemed equal to the amount which would be payable if the tax year ended with the Closing Effective Date (including without limitation accruals for any period ending prior to or on the Closing Effective Date); and (ii) in the case of taxes imposed on a periodic basis other than those described in clause (i), including property taxes and similar ad valorem obligations, such taxes shall be deemed to be the amount of such taxes for the entire Straddle Tax Period (or, in the case of such taxes determined on an arrears basis, the amount of such taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Effective Date and the denominator of which is the number of calendar days in the entire period.

6.3 Refunds. The amount or economic benefit of any refunds, credits or offsets of taxes of the Company for any Pre-Closing Tax Period shall be for the account of Seller. The amount or economic benefit of any refunds, credits or offsets of taxes of the Company for any Post-Closing Tax Period shall be for the account of the Company. The amount or economic benefit of any refunds, credits or offsets of taxes of the Company for any Straddle Tax Period shall be equitably apportioned between Seller and the Company. Each party shall forward, and shall cause its affiliates to forward, to the party entitled to receive the amount or economic benefit of a refund, credit or offset to tax the amount of such refund, or the economic benefit of such credit or offset to tax, within fifteen (15) days after such refund is received or after such credit or offset is allowed or applied against another tax liability, as the case may be.

6.4 Cooperation. The parties agree to fully cooperate, as and to the extent reasonably requested by the other party, in connection with the preparation, signing and filing of tax returns and any audit, litigation or other proceeding with respect to taxes relating to periods ending prior to and including the Closing Effective Date. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation as is reasonably necessary for each party.

6.5 Section 338(h)(10) Election.

(a) Seller and Buyer (or their applicable affiliates) shall make a timely, effective and irrevocable joint election under Section 338(h)(10) of the Code and, upon mutual written consent of Seller and Buyer, under any comparable statutes in any other jurisdiction, in each case with respect to Buyer’s purchase of the Stock under this Agreement (collectively, the “Section 338(h)(10) Election”). Seller will pay any tax, interest and penalties (collectively “Tax”) attributable to the making of a Section 338(h)(10) Election and will indemnify Buyer and its affiliates against any such Tax. The Section 338(h)(10) Election shall properly reflect the Price Allocation (as hereinafter defined). Within 120 calendar days after the Closing Date, Buyer shall deliver to Seller a separate statement for the Company (“Allocation Statement”) allocating the ADSP (as such term is defined in Treasury Regulations Section 1.338-4) of the assets of the Company, in accordance with the Treasury Regulations under Section 338(h)(10) of the Code. If within thirty (30) calendar days after receipt of the Allocation Statement Seller notifies Buyer in writing that the allocation of one or more items reflected in the Allocation Statement is not a reasonable allocation, Buyer and Seller will negotiate in good faith to resolve such dispute. If Buyer and Seller fail to resolve such dispute within thirty (30) calendar days, then within five (5) days after the end of such 30-day period Buyer and Seller shall choose a nationally recognized law or accounting firm that is mutually acceptable to both of the parties (the “Tax Referee”), and the Tax Referee shall as promptly as practicable determine whether the allocation was reasonable and, if not reasonable, shall appropriately revise the Allocation Statement. The costs, fees and expenses of the Tax Referee shall be borne equally by Buyer and Seller. If Seller does not respond within thirty (30) calendar days, or upon resolution of the disputed items, the allocation reflected on the Allocation Statement (as such may have been adjusted) shall be the “Price Allocation” and shall be binding on the parties hereto. Seller and Buyer agree to act, and to cause their respective affiliates to act, in accordance with the Price Allocation in the preparation, filing and audit of any tax return, including the preparation of and filing with their respective tax returns (including IRS Form 8883).

(b) The Parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable law.

6.5 Purchase Price Allocation. The parties agree that the Purchase Price shall be allocated in accordance with the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Such allocation shall be prepared by Buyer and subject to review by Seller, and disputes shall be settled in the same manner described in Section 6.4 with respect to the Allocation Statement prepared in connection with the Section 338(h)(10) Election. The parties agree to act in accordance with such computations and allocations with respect to any relevant Tax returns or filings, including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of local, state and foreign law, and to cooperate in the preparation of any such forms and to file such forms in the manner required by applicable law.

7. Selected Definitions. In addition to any other defined terms used in this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth below.

7.1 Closing Lists Schedule—means the documents or lists of documents and other disclosures delivered by Seller to Buyer at the Closing and which is hereby incorporated herein by reference.

7.2 Company Intellectual Property—means all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes owned or licensed by the Company.

7.3 Contribution Agreement—means that certain Subsidiary Contribution, Assignment, and Assumption Agreement between Seller and the Company dated as of June     , 2007.

7.4 Environmental Laws—means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of hazardous substances; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of hazardous substances.

7.5 Financial Statements—means the unaudited, pro forma financial statements for the Company referred to in Section 2.4.

7.6 Key Employees—means the employees of the Company listed in Section 7.4 of the Closing Lists Schedule.

7.7 Material Adverse Effect—means a material adverse effect upon (i) the condition (financial or otherwise), business, assets or results of operations of the Company; (ii) the validity or enforceability of this Agreement against Seller or the Company; or (iii) the ability of the Company or Seller to perform its obligations under this Agreement. In addition, an item is considered “material” for purposes of determining if a “Material Adverse Effect” would occur, or for purposes of determining if an item is otherwise material, if the item, alone or combined with all other items that would be required to be disclosed on the Disclosure Schedule or on the Closing Lists Schedule had the representation or warranty not been qualified by materiality, equals or exceeds Fifty Thousand Dollars ($50,000). Notwithstanding anything to the contrary in the preceding sentence, a Material Adverse Effect shall not include (i) changes in business conditions affecting the industry of the Company generally; (ii) changes in general economic conditions; (iii) changes in law, rule or regulations or changes in generally accepted accounting principles.

7.8 Permits—means registrations, permits, licenses, orders and approvals.

7.9 Permitted Encumbrances—means (i) the liabilities reflected in the Most Recent Balance Sheet; (ii) liens for taxes not yet due and payable; and (iii) mechanic’s, materialmen’s and other liens that have arisen in the ordinary course of business and that are not yet due and payable.

7.10 Seller’s Knowledge—means the knowledge of each of the Key Employees and each of Russell Bartlett and Ariel Amir after reasonable inquiry within Seller and Company.

7.11 Transition Services and Arrangement Agreement—means that certain Transition Services and Arrangement Agreement between Seller, Buyer and the Company executed simultaneous with the execution of this Agreement.

7.12 Unknown Liabilities—means those Claims and Losses that would result from a breach of representation or warranty that is subject to a knowledge qualifier had the knowledge qualifier otherwise been disregarded.

7.13 WARN—means the federal Worker Adjustment and Retraining Notification Act, 29 USCA §§ 2101 et.seq, the California WARN Act, Labor Code §§ 1400 et.seq, any similar laws under any state where the Company has employees, and the rules and regulations under each of such laws.

8. Miscellaneous.

8.1 Entire Agreement. This Agreement sets forth the entire understanding and agreement between the parties hereto with reference to the subject matter hereof and may only be modified in writing signed by all of the parties hereto.

8.2 Benefits. This Agreement shall bind and inure solely to the benefit of the parties hereto and their respective successors and assigns and shall not inure to the benefit of any other third party.

8.3 Severability. In the event that any one or more provisions of this Agreement shall be deemed to be illegal or unenforceable, such illegality or unenforceability shall not affect any of the remaining legal and enforceable provisions hereof which shall be construed as if such illegal or unenforceable provisions(s) had not been inserted.

8.4 Notices. Any notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and considered to be effective in the case of (i) certified mail, when sent postage prepaid and addressed to the party for whom it is intended at its address of record, three (3) days after deposit in the mail; or (ii) by courier, messenger service or overnight delivery service, upon receipt by recipient as indicated on the courier’s or service’s receipt. The record addresses for the parties are:

(a)	If to Seller:

Autobytel Inc.

18872 MacArthur Boulevard

Irvine, California 92612-1400

Attention: James E. Riesenbach, President/CEO

With a Copy to:

Autobytel Inc.

18872 MacArthur Boulevard

Irvine, California 92612-1400

Attention: Legal Department

(b)	If to Buyer:

Call Command, Inc.

11500 Northlake Drive, Suite 240

Cincinnati, Ohio 45249

Attention Thomas A. Babbington, CEO

With a Copy to:

Keating, Muething & Klekamp , PLL

One E. Fourth Street, Suite 1400

Cincinnati, Ohio 45202

Attention: Alan S. Fershtman, Esq.

or to such other person and place as either party shall furnish to the other party in writing.

8.5 Governing Law.

(a) This Agreement and all rights and liabilities of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

(b) Each party hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the Central District of California or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Orange County, California; (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

(c) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.7 Headings. The headings in the Sections and Articles of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed the day and year first above stated.

CALL COMMAND, INC., a Delaware corporation

By:	/s/ Thomas A. Babbington
Thomas A. Babbington, Chief Executive Officer

AUTOBYTEL INC., a Delaware corporation

By:	/s/ James E. Riesenbach
James E. Riesenbach, President and Chief Executive Officer

RETENTION PERFORMANCE MARKETING, INC., a Delaware corporation

By:	/s/ Russell Bartlett
Russell Bartlett, Senior Vice-President

EXHIBIT A

Working Capital Calculation Schedule

“Working Capital” shall mean (i) the sum of accounts receivable, prepaids, and other current assets of the Company as of the Closing Effective Date, less (ii) the sum of all accounts payable, accrued wages, other accrued expenses, deferred revenue and all other current liabilities of the Company as of the Closing Effective Date, determined in accordance with generally accepted accounting principles and applied consistently with the Company’s past practices and methodology. However, Working Capital shall not include (i) any inter-company receivables or inter-company payables between the Company and Seller or any entity which is owned in whole or in part by the Seller or the Company; (ii) any cash and cash equivalents; and (iii) accrued income taxes or income tax receivables or payables for any period prior to the Closing Effective Date. In no event shall Working Capital include liabilities of the Company which will not pursuant to this Agreement be the responsibility of the Company after the Closing. Working Capital shall not include any (i) obsolete inventory, equipment, materials or supplies, including without limitation those that are not in current use; or (ii) disputed or contingent obligations. Working Capital shall include a reserve of $165,000 against accounts receivable which shall reduce the amount of Working Capital.

For avoidance of doubt, Working Capital shall include accruals through the Closing Effective Date (or the date of the Most Recent Balance Sheet with respect to Estimated Working Capital) for wages, expenses and other items that should be properly accrued through the Closing Effective Date.